Exhibit 10.1

UGI CORPORATION, INC.
EMPLOYMENT AGREEMENT
FOR
JOHN L. WALSH

John L. Walsh is President and Chief Operating Officer of the Company. Mr. Walsh has an oral agreement with the Company for “at will” employment which includes the following:

Mr. Walsh:

1.	will be entitled to an annual base salary of $540, 020;

2.	will participate in the Company’s annual bonus plan, with bonus payable based on achievement of a financial goal based on earnings per share;

3.	will participate in the Company’s long-term compensation plan, the 2004 Omnibus Equity Compensation Plan, with annual awards as determined by the Compensation and Management Development Committee;

4.	will receive cash benefits upon termination of his employment without cause following a change of control of the Company;

5.	will participate in the Company’s benefit plans, including the
Supplemental Executive Retirement Plan that provides benefits, subject to plan maximums, which would have been payable from the
Company’s qualified employee savings plan and retirement income plan, absent statutory maximums applicable to those qualified retirement plans;

6.	is eligible for reimbursement of relocation expenses in accordance with the Company’s relocation policy for newly hired exempt employees; and

7.	is eligible for executive perquisites including club membership, tax preparation services, and an annual physical.